SEE RESTRICTIVE LEGEND ON REVERSE SIDE

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SPECIMEN

Shares
Series J
Convertible
Preferred

GEOVAX LABS, INC.

Incorporated Under the Laws of the State of Delaware
Total Authorized 610,000,000
Authorized 600,000,000 shares of Common Stock, $.001 Par Value
Authorized 10,000,000 shares of Preferred Stock, $.01 Par Value

This Certifies That [NAME]______________________ *Is the*

registered holder of Written Number of Shares-- *Shares*

of the Series J Convertible Preferred Stock of the above corporation, which are fully paid and non-assessable and transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate property endorsed.

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed*

this ________ *day* *of* ______________ *A.D.* 20__

____
DAVID A. DODD, President

____
MARK W. REYNOLDS, Secretary